SCHEDULE 14A

Consent Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant       ☒

Check the appropriate box:

☐	Preliminary Consent Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Consent Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

Bob Evans Farms, Inc.

(Name of Registrant as Specified In Its Charter)

Sandell Asset Management Corp.

Castlerigg Master Investments Ltd.

Castlerigg International Limited

Castlerigg International Holdings Limited

Castlerigg Offshore Holdings, Ltd.

Thomas E. Sandell

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On October 6, 2016, Sandell Asset Management Corp. and its affiliates (collectively, “Sandell”) issued by press release a letter to stockholders of Bob Evans Farms, Inc. (the “Company”) announcing their intent to commence a consent solicitation with respect to the Company (the “Consent Solicitation”). The foregoing summary of the press release is qualified in its entirety by reference to the full text of the press release, a copy of which is attached hereto as Exhibit 1 and is incorporated by reference herein.

In addition, information regarding the participants in a solicitation of consents of stockholders of the Company in connection with the Consent Solicitation is filed herewith as Exhibit 2.

Exhibit 1

SANDELL TO LAUNCH CONSENT SOLICITATION AT BOB EVANS FARMS, INC.

Investor Calls for Transparent Process to Maximize Shareholder Value

Sandell to Seek Shareholder Action by Written Consent on Proposal to Separate BEF Foods and Bob Evans Restaurants

Believes Value of BEF Foods May Approach $1.2 Billion, Exceeding Enterprise Value of Entire Company

New York (October 6, 2016) - Sandell Asset Management Corp. (“Sandell”), a large and long-time shareholder of Bob Evans Farms, Inc. (“Bob Evans” or the “Company”), today released the following letter to the Board of Directors (the “Board”) of Bob Evans noting its intention to conduct a consent solicitation:

October 6, 2016

The Board of Directors

Bob Evans Farms, Inc.

8111 Smiths Mill Road

New Albany, OH 43054

Ladies and Gentlemen:

As one of the largest shareholders of Bob Evans for a number of years, you should by now fully appreciate the level of our conviction in the significant underlying value of the Company, as well as our unwavering commitment to seeing this value delivered to all of the shareholders of Bob Evans. In spite of some distinct corporate governance enhancements and other notable improvements following the Company’s 2014 Annual Meeting, we have profound concerns regarding the continued disconnect between the Company’s stock price and the value associated with its two independently-operated business segments, Bob Evans Restaurants and BEF Foods. This disconnect has grown more pronounced in recent months and the near-universal investor skepticism that surrounds Bob Evans has forced us to take this public step of embarking on the path of seeking shareholder action by written consent. We are taking this step only after exhausting every other reasonable, conceivable option available to us, having expended significant efforts over the course of many months seeking, but unfortunately failing, to have the Company embrace greater public transparency.

While rudimentary, it first bears mention that “shareholder value” for a publicly-traded company is indicated by its stock price. This goes for all publicly-traded companies, and whether one deems this standard fair or unfair, the economic reality of the public markets is that a company’s stock price serves as the ultimate benchmark in determining whether “shareholder value” has been created or destroyed. And notwithstanding the presumed best efforts of all members of the Bob Evans organization, shareholder value on an absolute basis has actually been destroyed over the last three years, as the Company’s stock price is 34% lower than three years ago, as the following graph illustrates:

Source: Bloomberg as of 10/3/16

We can take no comfort in the many claims made by the Company that it is focused on “increasing shareholder value” when the stock price paints a starkly different picture.

And the Company cannot excuse this performance as consistent with the industry, as the stock of Bob Evans has demonstrated material and sustained underperformance as compared to peers. The following graph illustrates how the stock price of Bob Evans has underperformed a select peer group of restaurant companies by 41% over the last three years:

Source: Bloomberg as of 10/3/16

Note: Restaurant Peers include the following family and casual dining (non-majority franchised) companies: BJRI, BLMN, CAKE, CBRL, DRI, EAT, RRGB, and TXRH

Not only has the stock price of Bob Evans underperformed its restaurant peers, but it has underperformed a select peer group of packaged foods companies by an even greater amount, 94%, in the same time frame, as illustrated by the following graph:

Source: Bloomberg as of 10/3/16

Note: Packaged Foods peers include BGS, CPB, CAG, HRL, LANC, LNCE, PF, and POST

At its recent stock price of approximately $38 per share, the market value of Bob Evans is approximately $750 million, and with approximately $360 million of net debt, the enterprise value of the Company is approximately $1.11 billion. This means that “the market is saying” the entire Company, namely the operations of BEF Foods and Bob Evans Restaurants, as well as the 300+ wholly-owned parcels of land and buildings underlying the Company’s owned restaurants, is worth $1.11 billion. We believe that this is an affront to all financial sensibilities when one considers that the value of BEF Foods alone may approach $1.2 billion. We have provided voluminous detail, backed up by discussions that we have had with a number of highly-respected investment banking firms, justifying a high valuation for BEF Foods. Even the Company’s own CEO, Saed Mohseni, on the Bob Evans FY2016 3Q earnings call, stated that, “If the food division was by itself [it would be] probably trading to your point, 14.0x, 15.0x.” Applying a 14.0x multiple to the $90 million of segment EBITDA that BEF Foods generated in Fiscal 2016 suggests a value for BEF Foods of $1.26 billion.

Unfortunately, even though BEF Foods may be worth more than the enterprise value of the entire Company, the stock price of Bob Evans continues to be overwhelmingly impacted by the Company’s Restaurants segment. Furthermore, the few sell-side analysts who follow the Company are primarily focused on the restaurant industry, and there are no packaged foods analysts who follow Bob Evans. It is painfully ironic that Bob Evans continues to be treated as a restaurant company when the stock price of the Company is actually reflecting a negative value for its Restaurants segment. It should be very obvious that the continued joinder of these two disparate operating segments under one corporate umbrella has been destructive to shareholder value as measured by the Company’s stock price, which we reiterate is essentially the only metric that indicates the value of a publicly-traded company.

It has long been our contention that investors will continue to afford the stock of Bob Evans a material discount as long as the Company refuses to formally commit to a separation of Bob Evans Restaurants and BEF Foods. We believe that talk of waiting for the Restaurants segment to turn around is a facile excuse for not pursuing a separation. Furthermore, and irrespective of the performance of the Restaurants segment, this line of thinking blatantly ignores the persistent, pronounced and growing value differential between publicly-traded restaurant companies, which trade at around 8.0x EBITDA, and many packaged foods companies, which trade at closer to 14.0x EBITDA.

Adding what would seem to be indisputable evidence arguing in favor of a separation is the recent confirmation by Mr. Mohseni himself of the absence of meaningful synergies between the two businesses as well as the affirmation of the true independence of these businesses. This, coupled with the extensive analysis that we have conducted based on advice received from some of the most knowledgeable tax experts in the United States, convinces us that there are several possible alternatives that the Company could pursue to effect a tax-favorable separation of BEF Foods and Bob Evans Restaurants.

Though we have sought to discuss these matters with members of management and the Board of Directors on numerous occasions, what now brings this issue to the forefront is the fact that the many pronouncements by Saed Mohseni regarding the Company’s avowed process of evaluating “all options for creating shareholder value” are being completely discounted by the investment community. Fueling investor skepticism is the lack of transparency regarding matters as basic as the identity of the Company’s financial advisors, as the only information that Mr. Mohseni has provided is the hyperbolic claim that Bob Evans is working with “a top-rated financial institution that guides some of the best minds in the business.” Rarely, if ever, have we seen such investor skepticism surrounding a company, with this skepticism heightened by the opacity of the true intent of Bob Evans. So great is the level of disbelief that certain sell-side analysts have suggested in so many words that Bob Evans is engaged in a ploy to buy itself time, the subtext being that Mr. Mohseni’s comments are cynical throwaway lines meant to mask the fact that the Company has no intention of pursuing a separation of its two businesses.

While we have taken Mr. Mohseni at his word, we are concerned that this opaque process of evaluating “all options” may be far from robust. Indeed, we have spoken with a number of investment banking firms who have indicated that there would be many tax-favorable separation options for the Company to pursue, with an array of financial and strategic parties with whom the Company could partner, and yet Bob Evans has not been proactive in engaging in dialogue with these potential financial and strategic parties. We find it hard to believe that any company that is truly evaluating “all options” and is being advised by a firm that “guides some of the best minds in the business” would conduct a process that in our opinion is so apparently flawed.

All of which brings us to a very important point which appears to be lost on the Board, namely the fact that unless a company has publicly committed to pursuing alternatives to maximize shareholder value and named its financial advisors, there could literally be dozens of interested parties who will not approach such a company to discuss a possible transaction. Whether public expressions that Bob Evans intends to look at “all options” to enhance value are genuine or not, almost no financial or strategic party is going to proactively approach Bob Evans and spend the time and money involved in seeking to effect a transaction when the Company has not demonstrated a full commitment to pursuing some form of a transaction.

While we have repeatedly sought to keep our dialogue with Bob Evans both cordial and private, recent discussions with the Company have proved frustrating. We, in fact, were prepared to sign a non-disclosure agreement (NDA) with Bob Evans so that we could have an open exchange that might assuage our concerns, but the Company refused. With no conceivable options left, we are forced to take our concerns public. We intend to ask our fellow shareholders to take action by written consent and to vote in favor of a very straightforward precatory proposal recommending that the Board of Directors publicly commit to a transparent process leading to the separation of BEF Foods and Bob Evans Restaurants or another alternative that maximizes shareholder value, naming the investment banking firm that will assist the Board in this process.

While precatory proposals by their definition are non-binding, it should be noted that in addition to voting on precatory proposals, the Company’s organizational documents have real “teeth” that provide shareholders a great deal of influence if the Company ignores their wishes. Notably, shareholders have the ability to remove Directors at any time without cause and can amend the Company’s Bylaws with a simple majority vote, which hypothetically could allow shareholders to remove certain Directors as well as add new Directors. Because shareholders can take action by written consent, all of this and more can be done essentially at any time and well outside of the confines of an annual meeting. Notwithstanding these very powerful tools available to shareholders, it is our hope that the Company would not ignore the will of the shareholders, making further action aimed at altering the composition of the Board unnecessary.

While we would much prefer not to expend the significant amount of time and effort involved in a consent solicitation, the Company’s shareholders cannot afford the continued erosion of value to persist. As recently as one week ago we had a discussion with Mr. Mohseni and other members of the Board, at which time we made one last-gasp attempt to avoid the needless distraction of a consent solicitation. Indeed, we made absolutely no demands as to what form the separation must take and, in fact, we were quite clear that we are very open to another alternative that would maximize shareholder value, even if such alternative did not involve a separation. All we asked was that Bob Evans formally commit to pursuing a transparent process, which is completely within the control of the Company and could be effected immediately.

Needless to say, we are monumentally disappointed that the Company did not see fit to grant our very straightforward and actionable request, which we find somewhat astonishing considering that we are in an investment environment that demands greater and greater transparency. While the Board can still take action at any time to avoid the cost and distraction that a consent solicitation is likely to engender, until such time we intend to proceed with a solicitation with the ultimate goal of enhancing value for all of the shareholders of Bob Evans.

Sincerely,

Thomas E. Sandell

Chief Executive Officer

About Sandell Asset Management Corp.

Sandell Asset Management Corp. is a leading private, alternative asset management firm specializing in global corporate event-driven, multi-strategy investing with a strong focus on equity special situations and credit opportunities. Sandell Asset Management Corp. was founded in 1998 by Thomas E. Sandell and has offices in New York and London, including a global staff of investment professionals, traders and infrastructure specialists.

SANDELL ASSET MANAGEMENT CORP., CASTLERIGG MASTER INVESTMENTS LTD., CASTLERIGG INTERNATIONAL LIMITED, CASTLERIGG INTERNATIONAL HOLDINGS LIMITED, CASTLERIGG OFFSHORE HOLDINGS, LTD., AND THOMAS E. SANDELL (COLLECTIVELY, THE “PARTICIPANTS”) INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING FORM OF CONSENT TO BE USED IN CONNECTION WITH THE SOLICITATION OF CONSENTS FROM THE STOCKHOLDERS OF BOB EVANS FARMS, INC. (THE “COMPANY”). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF CONSENTS BY THE PARTICIPANTS, AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS.  THE DEFINITIVE CONSENT STATEMENT AND AN ACCOMPANYING CONSENT CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY’S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV/.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS WILL BE CONTAINED IN AN EXHIBIT TO THE SCHEDULE 14A TO BE FILED BY SANDELL ASSET MANAGEMENT CORP. WITH THE SEC ON OCTOBER 6, 2016. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCE INDICATED ABOVE.

Contact:

Sandell Asset Management Corp.

Adam Hoffman, 212-603-5814

Okapi Partners LLC

Bruce Goldfarb, 212-297-0722 or Lisa Patel, 212-297-0720

Sloane & Company

Dan Zacchei, 212-446-1882

Exhibit 2

SANDELL ASSET MANAGEMENT CORP., CASTLERIGG MASTER INVESTMENTS LTD., CASTLERIGG INTERNATIONAL LIMITED, CASTLERIGG INTERNATIONAL HOLDINGS LIMITED, CASTLERIGG OFFSHORE HOLDINGS, LTD., AND THOMAS E. SANDELL (COLLECTIVELY, THE “PARTICIPANTS”) INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING FORM OF CONSENT TO BE USED IN CONNECTION WITH THE SOLICITATION OF CONSENTS FROM THE STOCKHOLDERS OF BOB EVANS FARMS, INC. (THE “COMPANY”). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF CONSENTS BY THE PARTICIPANTS, AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS.  THE DEFINITIVE CONSENT STATEMENT AND AN ACCOMPANYING CONSENT CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY’S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV/.

INFORMATION ABOUT THE PARTICIPANTS:

Sandell Asset Management Corp., together with the entities and individual listed below (collectively, the “Participants”), may be deemed to be participants in a solicitation of written consents from the stockholders of Bob Evans Farms, Inc. (the “Company”) in connection with the Participants’ intent to seek to have the Company’s stockholders take corporate action by written consent (the “Consent Solicitation”).

The participants include (i) Sandell Asset Management Corp., a Cayman Islands exempted company (“SAMC”); (ii) Castlerigg Master Investments, Ltd., a British Virgin Islands company (“Castlerigg Master Investment”); (iii) Castlerigg International Limited, a British Virgin Islands company (“Castlerigg International”); (iv) Castlerigg International Holdings Limited, a British Virgin Islands company (“Castlerigg Holdings”); (v) Castlerigg Offshore Holdings, Ltd., a Cayman Islands exempted company (“Castlerigg Offshore Holdings”); and (vi) Thomas E. Sandell, a citizen of Sweden (“Mr. Sandell”).

As of the close of business on October 5, 2016, the Participants may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) an aggregate of 1,601,361 shares of common stock, par value $0.01 per share (the “Common Stock”), including options to purchase 337,700 shares of Common Stock, constituting approximately 8.1% of the Company’s outstanding Common Stock. The aggregate number and percentage of shares of Common Stock reported herein are based upon the 19,766,681 shares of Common Stock outstanding as of August 26, 2016, as reported in the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 31, 2016. Of the 1,601,361 shares of Common Stock beneficially owned in the aggregate by the Participants: (a) 1,601,361 shares of Common Stock (including options to purchase 337,700 shares of Common Stock) may be deemed to be beneficially owned by SAMC; (b) 1,601,361 shares of Common Stock (including options to purchase 337,700 shares of Common Stock) may be deemed to be beneficially owned by Castlerigg Master Investment; (c) 1,601,361 shares of Common Stock (including options to purchase 337,700 shares of Common Stock) may be deemed to be beneficially owned by Castlerigg International; (d) 1,601,361 shares of Common Stock (including options to purchase 337,700 shares of Common Stock) may be deemed to be beneficially owned by Castlerigg Offshore Holdings; and (e) 1,601,361 shares of Common Stock (including options to purchase 337,770 shares of Common Stock) may be deemed to be beneficially owned by Mr. Sandell.

By virtue of investment management agreements with Castlerigg Master Investment, SAMC has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the 1,601,361 shares of Common Stock (including options to purchase 337,700 shares of Common Stock) beneficially owned by Castlerigg Master Investment. By virtue of his direct and indirect control of SAMC, Mr. Sandell is deemed to have shared voting power and shared dispositive power with respect to all Common Stock as to which SAMC has voting power or dispositive power.